UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016

Tailored Brands, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-16097	47-4908760
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6380 Rogerdale Road
Houston, Texas	77072
(Address of principal executive offices)	(Zip Code)

281-776-7000

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 9, 2016, Tailored Brands, Inc. (the “Company”) announced a store rationalization program, pursuant to which the Company will close approximately 250 stores during fiscal 2016.

The store closures fall into three categories.  First, the Company expects to close 80 to 90 full-line Jos. A. Bank stores which the Company believes to have limited potential for meaningful profit improvement. Second, the Company will close all Jos. A. Bank (49 stores) and Men’s Wearhouse (9 stores) outlet stores.  The Company has determined that outlet stores, which collectively were not profitable, are not sufficiently differentiated enough from its core offerings and have not resonated with its customers.  Lastly, the Company intends to close 100 and 110 MW Tux stores.  These closings are a continuation of the Company’s strategy of migrating tuxedo rentals to full line stores and reflective of its new partnership with Macy’s.  The Company expects the store rationalization program to be completed by the end of fiscal 2016.

In connection with the store rationalization program, the Company incurred $23.1 million of pre-tax non-cash asset impairment charges during the fourth quarter of 2015.  In addition, the Company estimates that it will incur additional pre-tax, cash charges in fiscal 2016 of approximately $40 million to $50 million, related to lease termination charges.

The estimate of future charges to be incurred may vary materially based on various factors including timing of the closures, outcome of negotiations with third parties and changes in management assumptions.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers.

On March 8, 2016, the Company’s Board of Directors appointed Dinesh Lathi to the Board of Directors.  Mr. Lathi has also been appointed to serve on the Compensation Committee of the Company’s Board of Directors.  Mr. Lathi will receive the customary compensation paid to the Company’s non-employee directors.  With the addition of Mr. Lathi, the Company’s Board comprises ten directors, eight of whom are independent.

Mr. Lathi joined One Kings Lane, Inc. in 2011 and held a number of roles including Chief Financial Officer, Chief Operating Officer and most recently Chief Executive Officer.  Prior to One Kings Lane, Mr. Lathi spent seven years in various executive roles at eBay Inc.

A copy of the press release issued on March 10, 2016 is attached to this Report as Exhibit 99.1 and is incorporated by reference herein.

In addition, Mary Beth Blake has been appointed Brand President of Jos. A. Bank Clothiers, Inc. (“Jos. A. Bank”) to assist the Company in its initiatives to strengthen the brand.  To allow her to devote her full time and attention to Jos. A. Bank, effective as of March 8, 2016, Mary Beth Blake will step down as President and Chief Merchandising Officer of Tailored Brands and Douglas Ewert will reassume the position of President in addition to Chief Executive Officer of Tailored Brands.  Mr. Ewert’s compensation arrangements will be unchanged under his employment agreement and change in control agreement as a result of the change in his title.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are included in this Form 8-K.

99.1                        Press Release of the Company dated March 10, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAILORED BRANDS, INC.

Date: March 10, 2016	By:	/s/ Brian T. Vaclavik
Brian T. Vaclavik
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of the Company dated March 10, 2016.